US Ecology Announces Second Quarter 2015 Results

Adjusted EBITDA of $31.4 Million and Adjusted EPS of $0.40; Reaffirms 2015 Outlook for Continuing Operations

BOISE, ID -- (Marketwired - August 05, 2015) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported financial results for the second quarter and six months ended June 30, 2015. As announced earlier today, the Company's results for the second quarter and six months ended June 30, 2015 include a non-cash goodwill impairment charge of $6.7 million, or $0.31 per diluted share, related to a strategic review of the Company's industrial services business leading to the sale of Allstate Power Vac., Inc. ("Allstate"). The second quarter and six months ended June 30, 2015 include the operating results from the acquisition of EQ Holdings, Inc. ("EQ") that was completed in June 2014 compared to just 13 days of operating results from EQ for the second quarter and six months ended June 30, 2014.

Operating income for the second quarter of 2015 was $12.1 million compared to $11.0 million in the second quarter of 2014. Excluding the non-cash impairment charge, operating income for the second quarter of 2015 was $18.8 million, up 70% from the second quarter of 2014. Adjusted EBITDA for the second quarter of 2015 was $31.4 million, up 84% from $17.1 million in the same period last year, which included $5.1 million of business development expenses. Net income for the second quarter of 2015 was $2.1 million, or $0.10 per diluted share, compared with $6.9 million, or $0.32 per diluted share in the second quarter of 2014. Adjusted earnings per share, which excludes the goodwill impairment charge, foreign currency translation losses and business development expenses, was $0.40 in the second quarter of 2015, down from $0.47 in the second quarter of 2014. A reconciliation of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA is attached as Exhibit A to this release.

Total revenue for the second quarter of 2015 was $139.7 million, up from $66.0 million in the same quarter last year. Second quarter 2015 revenue includes $89.2 million from the acquired EQ businesses compared to $14.6 million in the second quarter of 2014, reflecting our ownership from June 17th of last year. Revenue for the Environmental Services ("ES")(1) segment was $91.2 million for the second quarter of 2015, up from $57.2 million in the second quarter of 2014. Revenue for the Field and Industrial Services ("FIS")(2) segment was $48.5 million for the second quarter of 2015 compared to $8.9 million in the second quarter of 2014, reflecting our ownership from June 17th of last year.

Excluding the acquired EQ operations, ES revenue decreased $1.0 million, or 2%, in the second quarter of 2015 compared to the same period last year on lower treatment and disposal ("T&D") revenue. T&D revenue declined 5% reflecting 19% lower volume compared to the second quarter of 2014. Transportation service revenue (excluding EQ) increased 17% compared to the second quarter of 2014.

For the second quarter of 2015, gross profit was $41.5 million, up from $25.1 million in the second quarter of 2014. Gross profit for the ES segment was $33.4 million in the second quarter of 2015, up from $23.0 million in the same quarter of 2014. Excluding the acquired EQ operations, ES gross profit was $19.2 million, down 10% from $21.2 million in the second quarter of 2014. T&D gross margin for the legacy US Ecology business was 47% for the second quarter of 2015 down from 49% in the second quarter of 2014. Gross profit for the FIS segment was $8.1 million in the second quarter of 2015 compared to $2.2 million in the second quarter of 2014.

Selling, general and administrative ("SG&A") expense for the second quarter of 2015 was $22.7 million compared with $14.1 million in the same quarter last year. The increase reflects $14.8 million in SG&A from the acquired EQ operations in the second quarter of 2015 compared to $2.3 million in the second quarter of 2014. This increase was partially offset by lower business development expenses in the second quarter of 2015 compared to the second quarter of 2014.

As previously announced on August 5, 2015, the Company performed an evaluation of the recoverability of the assets associated with the industrial services business and as a result of this evaluation recorded a non-cash goodwill impairment charge of $6.7 million during the second quarter of 2015. The Company may take additional charges or adjustments related to the divestiture of Allstate in the third and/or fourth quarters of 2015.

Consolidated net interest expense for the second quarter of 2015 was $5.4 million, up from $819,000 in the second quarter of 2014, reflecting interest expense on increased credit facility borrowings used to fund the EQ acquisition.

The Company's consolidated effective income tax rate when excluding the non-deductible goodwill impairment charge for the second quarter of 2015 was 36.4%, down from 38.2% for the second quarter of 2014. This decrease primarily reflects non-deductible business development expenses associated with the EQ acquisition in the second quarter of 2014.

"US Ecology delivered another strong quarter on solid results from the Environmental Services segment and significant year-over-year improvements in our Field and Industrial Services segment on a pro forma basis," commented Chairman and Chief Executive Officer, Jeff Feeler. "Our results, however, still fell short of our expectations primarily on the underperformance of our industrial services business. As expected, the legacy US Ecology business was down compared to a very strong second quarter of 2014 with a 23% decline in project-driven Event Business partially offset by a 3% increase in recurring Base Business. This decline was offset in part by the strong performance of the legacy EQ business, which delivered a 96% improvement over pro forma adjusted EBITDA for the second quarter of 2014."

For information on our pro forma adjusted EBITDA for 2014, please refer to the form 8-K/A furnished to the Securities and Exchange Commission on March 2, 2015.

Year-To-Date Results

Total revenue for the first six months of 2015 was $276.4 million, up from $119.4 million in the first six months of 2014. Revenue for the first six months of 2015 included $173.8 million from the acquired EQ businesses compared to $14.6 million in the first six months of 2014. Revenue for the ES segment was $182.6 million for the first six months of 2015, up from $110.5 million in the same period last year. Revenue for the FIS business segment was $93.8 million for the first six months of 2015 compared to $8.9 million for the first six months of 2014.

Excluding the acquired EQ operations, ES revenue decreased $2.3 million, or 2%, in the first six months of 2015 compared to the same period last year on lower T&D revenue. T&D revenue declined 5% reflecting 20% lower volume compared to the first six months of 2014. Transportation service revenue (excluding EQ) increased 12% compared to the first six months of 2014.

For the first six months of 2015, gross profit was $81.3 million, up from $47.3 million in the first six months of 2014. Gross profit for the ES segment in the first six months of 2015 was $67.4 million, up from $45.1 million in the same period of 2014. Excluding the acquired EQ operations, ES gross profit was $40.2 million, down 7% from $43.4 million in the first six months of 2014. T&D gross margin for the legacy US Ecology business was 48% for the first six months of 2015 and 49% for the first six months of 2014. Gross profit for the FIS segment was $13.9 million for the first six months of 2015 compared to $2.2 million for the first six months of 2014.

SG&A expense for the first six months of 2015 was $47.6 million compared with $20.8 million in the same quarter last year. The increase reflects $30.2 million in SG&A from the acquired EQ operations in the first six months of 2015 compared to $2.3 million for the first six months of 2014. This increase was partially offset by lower business development expenses in the first six months of 2015 compared to the same period of 2014.

Consolidated net interest expense for the first six months of 2015 was $11.1 million, up from $861,000 in the same period of 2014, reflecting interest expense on increased credit facility borrowings used to fund the EQ acquisition.

The Company's consolidated effective income tax rate when excluding the non-deductible goodwill impairment charge for the first six months of 2015 was 35.1%, down from 36.9% for the first six months of 2014. This decrease primarily reflects non-deductible business development expenses associated with the EQ acquisition in the first six months of 2014.

2015 Outlook

"Business conditions for our core environmental and field services businesses remain very strong," added Feeler. "With a solid shipment schedule of projects already won and a solid pipeline of opportunities, we expect our environmental services business to end the year on a strong note. Our field services business continues to have success in the market place with first half contract wins that are expected to benefit our second half results. As a result, we are expecting this increased business activity to result in a very strong third quarter and solid fourth quarter.

"We continue to make good progress on integration activities, working on information systems and other fundamental back office activities that will continue through 2016. Additionally, we are focused on identifying non-core assets that do not add value to the environmental and field services businesses. The planned divestiture of Allstate is a major step to streamlining our operations, allowing us to concentrate on growing our core environmental services business."

As a result of the planned divestiture of Allstate in the third or fourth quarter, we expect to report this business as a discontinued operation beginning with our third quarter financial results. Using this method of reporting, our originally issued adjusted EBITDA guidance for the continuing operations (excluding the Allstate business) would have ranged from $128 to $132 million and, today, we reaffirm this adjusted EBITDA range. This is consistent with the Company's previously issued 2015 adjusted EBITDA guidance of $137 to $143 million that included a full year of Allstate operations.

We are also reaffirming our previously issued full year adjusted earnings per share guidance of $1.76 to $1.92 per diluted share and currently believe we will now end the year in the upper end of that range. We expect the Allstate divestiture to be accretive to diluted earnings per share from continuing operations, after adjusting for interest expense savings as a result of expected debt repayment with the cash proceeds from the sale. All guidance information excludes business development expenses, foreign currency gains and losses, goodwill impairment charges and other non-recurring, noncash charges.

Dividend

On July 1, 2015, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on July 21, 2015. The $3.9 million dividend was paid on July 28, 2015.

Conference Call

US Ecology, Inc. will hold an investor conference call on Thursday, August 6, 2015 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management's presentation. Interested parties can access the conference call by dialing 866-807-9684 or 412-317-5415. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through August 21, 2015 by calling 877-344-7529 or 412-317-0088 and using the passcode 10068488. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology's focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information visit www.usecology.com.

This press release contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for Company services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the replacement of non-recurring event clean-up projects, a loss of a major customer, our ability to permit and contract for timely construction of new or expanded disposal cells, our ability to renew our operating permits or lease agreements with regulatory bodies, loss of key personnel, compliance with and changes to applicable laws, rules, or regulations, access to insurance, surety bonds and other financial assurances, a deterioration in our labor relations or labor disputes, our ability to perform under required contracts, failure to realize anticipated benefits and operational performance from acquired operations, including our acquisition of EQ Holdings, Inc. in June 2014, adverse economic or market conditions, government funding or competitive pressures, incidents or adverse weather conditions that could limit or suspend specific operations, access to cost effective transportation services, fluctuations in foreign currency markets, lawsuits, our willingness or ability to pay dividends, implementation of new technologies, limitations on our available cash flow as a result of our indebtedness and our ability to effectively execute our acquisition strategy and integrate future acquisitions.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section of our reports filed with the SEC could harm our business, prospects, operating results, and financial condition.

(1) Environmental Services ("ES") - This segment includes all of US Ecology's legacy operations and the legacy EQ treatment and disposal facilities. It provides diversified waste services including transportation, recycling, treatment and disposal of hazardous and non-hazardous materials at Company-owned landfill, wastewater and other treatment facilities.

(2) Field & Industrial Services ("FIS") - This segment includes all of the legacy EQ field and industrial services business. It provides waste packaging, collection and total waste management solutions at customer sites and through our 10-day transfer facilities. Services include on-site management, waste characterization, transportation and disposal of non-hazardous and hazardous waste. This segment also provides specialty services such as high-pressure and chemical cleaning, centrifuge and materials processing, tank cleaning, decontamination, remediation, spill cleanup, emergency response and other services to commercial and industrial facilities and government entities.

                              US ECOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share data)
                                (unaudited)

                                     Three Months Ended   Six Months Ended
                                          June 30,            June 30,
                                     ------------------  ------------------
                                       2015      2014      2015      2014
                                     --------  --------  --------  --------
Revenue
  Environmental Services             $ 91,190  $ 57,162  $182,615  $110,516
  Field & Industrial Services          48,542     8,857    93,768     8,857
                                     --------  --------  --------  --------

    Total                             139,732    66,019   276,383   119,373

Gross Profit
  Environmental Services               33,359    22,958    67,383    45,078
  Field & Industrial Services           8,111     2,187    13,931     2,187
                                     --------  --------  --------  --------

    Total                              41,470    25,145    81,314    47,265

Selling, General & Administrative
 Expenses
  Environmental Services                5,832     3,419    11,422     6,018
  Field & Industrial Services           6,163       840    11,953       840
  Corporate                            10,680     9,868    24,193    13,905
                                     --------  --------  --------  --------

    Total                              22,675    14,127    47,568    20,763

Impairment Charges
  Field & Industrial Services           6,700         -     6,700         -

                                     --------  --------  --------  --------
Operating income                       12,095    11,018    27,046    26,502

Other income (expense):
  Interest income                           6        39        47        83
  Interest expense                     (5,433)     (858)  (11,127)     (944)
  Foreign currency gain (loss)            292       743      (775)     (197)
  Other                                   233       170       769       256
                                     --------  --------  --------  --------
    Total other expense                (4,902)       94   (11,086)     (802)

Income before income taxes              7,193    11,112    15,960    25,700
Income tax expense                      5,055     4,247     7,957     9,474
                                     --------  --------  --------  --------
Net income                           $  2,138  $  6,865  $  8,003  $ 16,226
                                     ========  ========  ========  ========

Earnings per share:
    Basic                            $   0.10  $   0.32  $   0.37  $   0.75
    Diluted                          $   0.10  $   0.32  $   0.37  $   0.75

Shares used in earnings
per share calculation:
    Basic                              21,617    21,528    21,600    21,503
    Diluted                            21,748    21,667    21,719    21,632

Dividends paid per share             $   0.18  $   0.18  $   0.36  $   0.36
                                     ========  ========  ========  ========

                              US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                (unaudited)

                                                          December 31, 2014
                                         June 30, 2015       As Adjusted
                                       -----------------  -----------------
Assets

Current Assets:
  Cash and cash equivalents            $          13,077  $          22,971
  Receivables, net                               117,544            135,261
  Prepaid expenses and other current
   assets                                          9,707             11,984
  Income tax receivable                              584              6,912
  Deferred income taxes                            2,012              2,109
                                       -----------------  -----------------
    Total current assets                         142,924            179,237

Property and equipment, net                      224,557            227,684
Restricted cash and investments                    5,752              5,729
Intangible assets, net                           270,011            278,667
Goodwill                                         209,666            217,609
Other assets                                      10,161             11,308
Deferred income taxes                                  -                 85
                                       -----------------  -----------------
Total assets                           $         863,071  $         920,319
                                       =================  =================

Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                     $          21,383  $          24,513
  Deferred revenue                                 6,674             13,190
  Accrued liabilities                             28,749             36,251
  Accrued salaries and benefits                   11,537             13,322
  Income tax payable                               4,897              4,124
  Current portion of closure and post-
   closure obligations                             5,338              5,359
  Current portion of long-term debt                3,505              3,828
                                       -----------------  -----------------
    Total current liabilities                     82,083            100,587

Long-term closure and post-closure
 obligations                                      67,352             67,511
Long-term debt                                   357,286            390,825
Other long-term liabilities                        4,578              4,336
Deferred income taxes                            101,691            105,723
                                       -----------------  -----------------
  Total liabilities                              612,990            668,982

Contingencies and commitments

Stockholders' Equity
  Common stock                                       217                216
  Additional paid-in capital                     167,400            165,524
  Retained earnings                               93,510             93,301
  Treasury stock                                     (20)               (18)
  Accumulated other comprehensive loss           (11,026)            (7,686)
                                       -----------------  -----------------
    Total stockholders' equity                   250,081            251,337
                                       -----------------  -----------------
Total liabilities and stockholders'
 equity                                $         863,071  $         920,319
                                       =================  =================

                              US ECOLOGY, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands)
                                (unaudited)

                                                          Six Months Ended
                                                              June 30,
                                                         ------------------
                                                           2015      2014
                                                         --------  --------
Cash Flows From Operating Activities:
  Net income                                             $  8,003  $ 16,226
  Adjustments to reconcile net income to net cash
   provided byoperating activities:
    Impairment charges                                      6,700         -
    Depreciation and amortization of property and
     equipment                                             15,135     8,412
    Amortization of intangible assets                       6,606     1,215
    Accretion of closure and post-closure obligations       2,077       716
    Unrealized foreign currency loss                        1,510       323
    Deferred income taxes                                  (3,096)    2,095
    Share-based compensation expense                        1,089       525
    Unrecognized tax benefits                                   -         7
    Net loss on disposal of property and equipment            908        19
    Amortization of debt discount                              74         -
    Changes in assets and liabilities (net of effect of
     business acquistions):
      Receivables                                          16,952     4,661
      Income tax receivable                                 6,328    (3,426)
      Other assets                                          3,374      (418)
      Accounts payable and accrued liabilities             (6,241)   (2,347)
      Deferred revenue                                     (6,089)   (2,349)
      Accrued salaries and benefits                        (1,651)   (1,772)
      Income tax payable                                      839    (3,024)
      Closure and post-closure obligations                 (2,136)     (364)
                                                         --------  --------
        Net cash provided by operating activities          50,382    20,499

Cash Flows From Investing Activities:
  Purchases of property and equipment                     (19,376)   (8,658)
  Purchases of restricted cash and investments               (840)      (30)
  Proceeds from sale of restricted cash and investments       817         -
  Proceeds from sale of property and equipment                314        19
  Busines acquisition (net of cash acquired)                        (465,89
                                                                -         5)
                                                         --------  --------
        Net cash used in investing activities                       (474,56
                                                          (19,085)        4)

Cash Flows From Financing Activities:
  Payments on long-term debt                              (33,935)        -
  Dividends paid                                           (7,792)   (7,750)
  Proceeds from exercise of stock options                   1,042     1,420
  Proceeds from issuance of long-term debt                      -   413,962
  Deferred financing costs paid                                 -   (14,001)
  Other                                                      (262)      205
                                                         --------  --------
        Net cash (used in) provided by financing
         activities                                       (40,947)  393,836

Effect of foreign exchange rate changes on cash              (244)       86

Decrease in cash and cash equivalents                      (9,894)  (60,143)

Cash and cash equivalents at beginning of period           22,971    73,940
                                                         --------  --------

Cash and cash equivalents at end of period               $ 13,077  $ 13,797
                                                         ========  ========

EXHIBIT A

Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (GAAP) and believes that such information provides analysts, stockholders, and other users information to better understand the Company's operating performance. Because adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

--  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
--  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
--  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
--  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; and
--  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation, amortization, stock based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges and other income/expense, which are not considered part of usual business operations. The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three and six months ended June 30, 2015 and 2014:

                                     Three Months Ended   Six Months Ended
(in thousands)                            June 30,            June 30,
                                     ------------------  ------------------
                                       2015      2014      2015      2014
                                     --------  --------  --------  --------

Net Income                           $  2,138  $  6,865  $  8,003  $ 16,226
  Income tax expense                    5,055     4,247     7,957     9,474
  Interest expense                      5,433       858    11,127       944
  Interest income                          (6)      (39)      (47)      (83)
  Foreign currency (gain) loss           (292)     (743)      775       197
  Other income                           (233)     (170)     (769)     (256)
  Impairment charges                    6,700         -     6,700         -
  Depreciation and amortization of
   plant and equipment                  7,656     4,573    15,135     8,412
  Amortization of intangible assets     3,304       862     6,606     1,215
  Stock-based compensation                627       255     1,089       525
  Accretion and non-cash adjustments
   of closure & post-closure
   obligations                          1,042       386     2,077       716
                                     --------  --------  --------  --------
Adjusted EBITDA                      $ 31,424  $ 17,094  $ 58,653  $ 37,370
                                     ========  ========  ========  ========

EXHIBIT A

Non-GAAP Results and Reconciliation, continued

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income plus the after tax impact of non-cash, non-operational impairment charges and foreign currency gains or losses ("Foreign Currency Gain/Loss") plus the after tax impact of business development costs divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings per diluted share calculation are related to the Company's decision to explore strategic alternatives for our industrial services business. The Foreign Currency Gain/Loss excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiary and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars ("CAD") requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period. We believe excluding the currency movements for these intercompany financial instruments provides meaningful information to investors regarding the operational and financial performance of the Company. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses.

We believe excluding these non-cash impairment charges, foreign currency movements for intercompany financial instruments and business development costs provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and six months ended June 30, 2015 and 2014:

(in thousands, except per share data)         Three Months Ended June 30,
                                           --------------------------------
                                                 2015             2014
                                           ---------------  ---------------

                                                       per              per
                                                     share            share
Net income / earnings per diluted share    $ 2,138  $ 0.10  $ 6,865  $ 0.32

Adjustments, net of tax:
  Impairment charges                         6,700    0.31        -       -
  Non-cash foreign currency translation
   (gain) loss                                (224)  (0.01)    (762)  (0.04)
  Business development costs                   146       -    4,039    0.19
                                           -------  ------  -------  ------
Adjusted net income / adjusted earnings
 per diluted share                         $ 8,760  $ 0.40  $10,142  $ 0.47
                                           =======  ======  =======  ======

Shares used in earnings per diluted share
 calculation                                21,748           21,667
                                           =======          =======

(in thousands, except per share data)         Six Months Ended June 30,
                                           ------------------------------
                                                2015            2014
                                           -------------- ---------------

                                                      per             per
                                                    share           share
Net income / earnings per diluted share    $ 8,003 $ 0.37 $16,226  $ 0.75

Adjustments, net of tax:
  Impairment charges                         6,700   0.31       -       -
  Non-cash foreign currency translation
   (gain) loss                                 434   0.02     (56)      -
  Business development costs                 1,230   0.05   4,202    0.19
                                           ------- ------ -------  ------
Adjusted net income / adjusted earnings
 per diluted share                         $16,367 $ 0.75 $20,372  $ 0.94
                                           ======= ====== =======  ======

Shares used in earnings per diluted share
 calculation                                21,719         21,632
                                           =======        =======

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com